EXHIBIT 15

Optical Coating Laboratory, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1995, April 30, 1995 and July 31, 1995, as indicated in our reports dated February 15, 1995, May 22, 1995 and August 17, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your quarterly reports on Form 10-Q for the quarters ended January 31, 1995, April 30, 1995 and July 31, 1995, are incorporated by reference in this Registration Statement on Form S-3.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/DELOITTE & TOUCHE LLP


December 21, 1995